Exhibit 99.1

Kellogg Company News

For release:	December 4, 2009
Analyst Contact:	Kathryn Koessel, (269) 961-9089
Media Contact:	Kris Charles, (269) 961-3799

KELLOGG COMPANY ANNOUNCES EXPIRATION AND FINAL RESULTS OF ITS CASH

TENDER OFFER FOR 6.60% NOTES DUE 2011

BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) today announced the expiration and final results of its previously announced offer to purchase for cash (the “Tender Offer”) of up to $500 million aggregate principal amount (the “Offer Cap”) of its 6.60% Notes due 2011 (the “Notes”) (CUSIP/ISIN: 487836AS7/US487836AS72 and 487836AN8/US487836AN85). The Tender Offer expired at 5:00 p.m., New York City time, on December 3, 2009 (the “Expiration Date”). The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase dated October 28, 2009, as amended by the press releases issued by Kellogg on November 11 and November 19, 2009, and in the accompanying Letter of Transmittal sent to holders of the Notes.

According to information provided by the depositary and information agent for the Tender Offer, $482,167,000 aggregate principal amount of the Notes were validly tendered and not validly withdrawn on or before the Expiration Date. Kellogg has accepted all of these Notes.

Based on a purchase date of December 4, 2009, the clearing spread as determined under the modified “Dutch Auction” procedure and the yield to maturity of the U.S. Treasury reference security, Kellogg has calculated the Clearing Spread, Reference Yield, Tender Offer Yield and Total Consideration per $1,000 principal amount of Notes as follows:

Title of Securities	Clearing Spread	Reference Yield	Tender Offer Yield	Total Consideration
6.6% Notes due 2011	0.500%	0.557%	1.057%	$1,072.72

Holders of Notes who validly tendered and did not validly withdraw their Notes prior to 5:00 p.m., New York City time, on November 18, 2009 (the “Early Tender Date”) will receive the Total Consideration of $1,072.72 per $1,000 principal amount of Notes, determined in accordance with the procedures described in the Offer to Purchase. Holders who validly tendered their Notes after the Early Tender Date, but prior to the Expiration Date will receive the Tender Offer Consideration of $1,032.72, which is equal to the Total Consideration minus an early tender payment equal to $40 per $1,000 principal amount of Notes. In addition, Kellogg will pay accrued and unpaid interest to, but not including the date of purchase.

Upon consummation of the Tender Offer, which is expected to occur on December 4, 2009, the consideration for the Notes accepted for purchase will be paid by Kellogg to The Depository Trust Company, which will allocate such funds to the holders entitled thereto. The total consideration payable by Kellogg is approximately $517.2 million. Kellogg is funding the repurchase of the Notes with a portion of the proceeds of its recent issuance of $500 million aggregate principal amount of its 4.150% Senior Notes due 2019 and with corporate cash.

Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated served as Dealer Managers.

This press release is for informational purposes only. This press release is neither an offer to purchase nor a solicitation to buy any of these Notes nor is it a solicitation for acceptance of the Tender Offer.

About Kellogg Company

With 2008 sales of nearly $13 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, fruit-flavored snacks, frozen waffles, and veggie foods. The Company’s brands include Kellogg’s®, Keebler®, Pop-Tarts®, Eggo®, Cheez-It®, Nutri-Grain®, Rice Krispies®, BearNaked®, Morningstar Farms®, Famous Amos®, Special K®, All-Bran®, Frosted Mini-Wheats®, Club® and Kashi®. Kellogg products are manufactured in 19 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg’s web site at http://www.kelloggcompany.com.

Forward-Looking Statements Disclosure

This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, brand building, ROIC, working capital, growth, new products, innovation, cost reduction projects, and competitive pressures. Forward-looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “will deliver,” “anticipates,” “projects,” “estimates,” or words or phrases of similar meaning.

The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the impact of competitive conditions; the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the success of productivity improvements and business transitions; commodity and energy prices; labor costs; the availability of and interest rates on short-term and long-term financing; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs; changes in consumer behavior and preferences; the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability; legal and regulatory factors; the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update them.

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